Exhibit 10.1

RETENTION AGREEMENT

This Agreement between Richard J. Shields (“Executive”) and Southwest Water Company (“Company”) has been entered into effective as of November 9, 2004 (“Effective Date”).  This Agreement promises the Executive severance benefits if he is terminated without Cause or resigns for Good Reason during the Term of this Agreement, and in certain other circumstances as provided herein.

1.                                      Purpose

The Company considers a sound and vital management team to be essential. The Company wishes to encourage the Executive to remain an employee of the Company through the Term of this Agreement, and the Company is willing to provide a retention bonus to Executive, to be paid from its general assets, under the terms and conditions provided in this Agreement.

2.                                      Events That Trigger Severance Benefits

2.1           Executive will receive Severance Benefits under this Agreement if: (a) Executive’s employment is terminated by the Company without Cause during the Term of this Agreement; (b) Executive resigns his employment for Good Reason during the Term of this Agreement; (c) Executive dies during the term of this Agreement; (d) Executive resigns his employment for any reason during the period beginning on the fifth day after the Company files its 2004 Form 10-K with the Securities and Exchange Commission and ending on the thirtieth day after the Company files such Form 10-K.

2.2           For purposes of this Agreement, “Cash Benefit” means a payment in the gross amount of $225,000, less applicable taxes and other mandated payroll deductions.  In addition, Executive may elect to continue to participate in Company’s standard medical benefits through COBRA for up to 14 months following the date of the commencement of Severance Benefits if:  (1) Executive provides written notice of such election to Company within the time prescribed in the “COBRA Notice”; and (2) Executive pays Company monthly an amount equal to Executive’s current contribution for such benefits (the “Medical Benefit”).  As used herein the term “Severance Benefits” means the Cash Benefit and the Medical Benefit (if the Medical Benefit is elected).

2.3           For purposes of this Agreement, “Cause” means any of the following: (a) Executive willfully and negligently fails to perform his material duties for the Company; (b) Executive’s act or omission constituting fraud, embezzlement or misappropriation of funds under the laws of the State of California or the United States of America; and (c) the willful, negligent or reckless failure by Executive to adhere to any significant Company policy.

2.4           “Good Reason” means the occurrence of any of the following without his express written consent: (a) Executive’s base compensation or benefits are substantially reduced; or (b) Executive is directed to fulfill the responsibilities of his position in an unlawful manner.  However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) Executive does not terminate employment within the later of 30 days after Executive has knowledge of an act or omission which constitutes Good Reason, or 30 days after the termination of efforts to resolve Executive’s differences with the Company related to the acts or omissions which constitute Good Reason; or (b) Executive caused the Good Reason event for the purpose of obtaining Severance Benefits rather than for reasons which are in the best interests of the Company.

2.5           In the event the Executive becomes disabled during the term of this Agreement, he shall receive a payment in the gross amount of $75,000, less applicable taxes and other mandated payroll deductions, and salary continuation until the thirtieth day after the Company files its 2004 Form 10-K with the Securities and Exchange Commission.  For purposes of this Agreement, Executive shall be deemed to have become disabled if he suffers a physical or mental disability which, in the reasonable opinions of Executive’s treating physician and the Company’s designated physician, causes the Executive to be unable to perform his duties with the Company with reasonable accommodations for a period exceeding 60 days.

3.                                      Events That Do Not Trigger Severance Benefits

Executive will not be entitled to Severance Benefits if his employment ends because he is terminated for Cause or because he resigns without Good Reason, except as otherwise set forth in Section 2.  Except as provided in Section 2(b), the Executive will not be entitled to Severance Benefits while he is protected by this Agreement and remains employed by the Company, its affiliates, or their successors.

4.                                      Term of Agreement

The “Term” of this Agreement begins on the Effective Date and ends on the thirtieth day after the Company files its 2004 Form 10-K with the Securities and Exchange Commission.

5.                                      Termination Procedures

If the Company terminates Executive’s employment during the Term of this Agreement, the Company will provide written notice that will indicate the reason for termination (“Termination Notice”).  If the termination by the Company is for Cause, the Termination Notice will state the facts and circumstances claimed to provide a basis for the Cause determination.  If Executive terminates his employment during the Term of this Agreement, Executive will provide the written notice that will indicate the reason for the termination (“Executive’s Termination Notice”).  If the termination by Executive is for Good Reason, the Executive’s Termination Notice will state the facts and circumstances claimed to provide a Good Reason basis for the termination.

6.                                      Condition to Receiving Severance Benefits

If the Executive becomes entitled to Severance Benefits under this Agreement, Executive will receive those Severance Benefits following his termination of employment only if he delivers to the Company an executed Separation Agreement and General Release of Claims (“Release Agreement”) in the form attached to this Agreement.

7.                                      Golden Parachute Limitation

The Executive’s payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not exceed the maximum amount that may be paid without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors.  If any payments or benefits must be cut back to avoid triggering such penalties, they will be cut back in the priority order designated by Executive or, if he fails to designate an order within a reasonable time specified by the Company, in the priority order designated by the Company.  Executive and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits the Executive receives.

8.                                      Time for Payment

                Executive may choose to receive the Cash Benefit either (a) as a lump sum payable by the later of 10 business days after he provides an executed Release Agreement or the date specified in the Release Agreement or (b) subject to Section 6, payable in accordance with the Company’s regular payroll practices, at the rate of Executive’s current base compensation, until such Cash Benefit has been paid in full.  In the event Executive elects to receive the Cash Benefit in accordance with clause (b) above, Executive may at any time upon written notice to the Company elect to receive any unpaid Cash Benefit as a lump sum payable by the later of 10 business days after he provides such written notice or the date specified in the Release Agreement.

9.                                      Relation to Other Bonus and Severance Programs or Agreements

The Executive’s Severance Benefits under this Agreement are instead of any bonus for which Executive may be eligible or any severance or similar benefits that may be payable to the Executive under any other employment or severance agreement or other arrangement, including without limitation the letter agreements related to severance dated March 22, 2004 and May 13, 2004.

10.                               Amendments

This Agreement may be modified only by a written agreement executed by Executive and the Chief Executive Officer or the President and Chief Operating Officer of the Company that is approved by the Board of Directors of the Company.

11.                               Governing Law

It is the intention of the parties that the laws of the State of California will govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties under this Agreement.  Executive and the Company agree that venue for all disputes shall be in Los Angeles County, California.  The Executive and the Company further agree and acknowledge that they are subject to personal jurisdiction in Los Angeles County, California.

12.                               Limitation on Executive Rights

This Agreement does not give the Executive the right to be retained in the service of the Company.

13.                               Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.                               Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  Fax signatures shall be valid and binding.

15.                               Giving Notice

Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by overnight courier or by certified mail, postage prepaid and return receipt requested, addressed as follows:

To Employer:	Southwest Water Company
624 South Grand Avenue
Suite 2900
Los Angeles, CA 90017
	Attention:	President, Southwest Water Company or
CEO, Southwest Water Company
	Facsimile No.:	(213) 929-1890

To Executive:	Richard J. Shields
32 New Haven
Laguna Niguel, CA 92677

Any notice or communication that is addressed as provided in this Section shall be deemed given (a) upon delivery, if delivered personally; or (b) on the first business day of the receiving party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier.  Either the Company or the Executive may change the address for purposes of this Agreement by giving written notice to the other party in accordance with this Section.

16.                               Severability

In case any one or more of the provisions contained in this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Agreement will remain in effect and will not in any way be affected or impaired.

17.                               Assignment; Binding Effect

The Executive and the Company agree that this Agreement is personal to the Executive and is not assignable, in whole or in part, by the Executive for any reason.  This Agreement will bind the Executive and the Company, and their successors, assigns, beneficiaries, survivors, executors, administrators and transferees.

18.                               Headings.

Headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

19.                               Entire Agreement; Modification and Waiver.

This Agreement supersedes any and all other agreements, whether oral or in writing, between the Company and Executive with respect to the termination of his employment or any severance payments.  The Company and the Executive each acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  Any modification of this Agreement shall be effective only if it is in writing signed by the parties to this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

20.                               Arbitration

20.1         Subject to the exceptions described in this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or any breach of it (each a “Claim”), shall be settled by binding arbitration in Los Angeles, California in accordance with the Employment Dispute Resolution Procedures of any recognized arbitration organization selected by the parties to resolve any Claim.  The Claims covered by this agreement include, without limitation, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), harassment (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance.  This provision shall not apply, however, to claims for workers’ compensation or unemployment insurance benefits or claims; nor shall it restrict the Executive’s right to submit claims to the Equal Employment Opportunity Commission or the Department of Fair Employment and Housing, as appropriate.

20.2         The parties may select an arbitrator mutually agreeable to each party from any of the recognized arbitration associations (including without limitation, AAA, JAMS, ADR).  If the parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the parties shall request from one of the organizations a list of five (5) names drawn from its panel of employment arbitrators and each party shall strike arbitrators pursuant to the strike procedures of that organization.

20.3         The demand for arbitration must be in writing and made within the applicable statue of limitations period.  The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents.  The arbitrator shall have the authority to resolve discovery disputes including, but not limited to, determining what constitutes reasonable discovery.  The arbitrator shall have all powers conferred by law, and shall prepare in writing and provide to the parties a decision and award which includes factual findings and the conclusions upon which such an award is based.

20.4         Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  If required by law, the fees for the arbitrator and the arbitration forum shall be paid by the Employer.  Each party shall bear its or his own attorneys’ fees and costs incurred in connection with the arbitration, except for any attorneys’ fees or costs which are awarded by the Arbitrator pursuant this Agreement or statute which provides for recovery of such fees and/or costs; however, the Executive shall not be required to bear any type of expense that the Executive would not be required to bear if he were bringing the action in court.

Notwithstanding any other agreement between the parties, any statutorily imposed remedies awarded to either the Executive or the Employer, pursuant to arbitration under this provision shall not be limited.

20.5         The Employer and the Executive understand and agree that by using arbitration to resolve any claims between the Executive and the Employer they are giving up any right that they may have to a judge or jury trial with regard to those claims.  Both parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this Arbitration Agreement.

20.6         The arbitration provision shall not apply to any action by Employer or Executive for workers’ compensation benefits, unemployment insurance or injunctive or other provisional relief (including for breaches or threatened breach of any of the confidentiality and non-disclosure agreements).

21.                               Attorneys’ Fees.

In any action at law, including arbitration proceedings, or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts or arbitrator pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees shall be included as part of such judgment.

22.                               Resignation from Board of Directors and All Offices.

Immediately upon the termination of the Executive’s employment with the Company, the Executive will tender a written notice of the Executive’s resignation from any and all offices of the Company and all subsidiaries, affiliates or clients in which the Executive represents the Company in the capacity of an officer or director.  Notwithstanding any failure by the Executive to provide the Company with such written notice of resignation within three days after the date of the termination of the Executive’s employment with the Company, the Executive hereby authorizes and directs the Board of Directors to accept the Executive’s resignation from all said positions effective as of the date of termination of the Executive’s employment.

23.                               Representation by Counsel; Interpretation.

The Company and the Executive each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement to be effective as of the date first written above.

“Executive”

/s/ Rich Shields		DATE: November 9, 2004
RICHARD J. SHIELDS

SOUTHWEST WATER COMPANY

/s/ Anton C. Garnier		DATE: November 9, 2004
By:	Anton C. Garnier
Its:	Chief Executive Officer

ATTACHMENT TO RETENTION AGREEMENT OF RICHARD J. SHIELDS

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

                This Separation Agreement and General Release (“Release Agreement”) is made by Richard J. Shields on behalf of himself, his agents, assignees, heirs, executors, administrators, beneficiaries, trustees and legal representatives (“Executive”) and Southwest Water Company (“Company”) and is entered into effective as of            , 200  .

REASONS FOR AGREEMENT

                Executive’s employment with the Company is terminating, effective as of            ,  200  .  The Executive and the Company (collectively the “Parties”) want to resolve and settle any and all claims, asserted or unasserted, that Executive may have against the Company arising out of facts or events, known or unknown, occurring up to and including the date of execution of this Release Agreement.

                Therefore, in consideration of the promises in this Release Agreement, the adequacy of which is acknowledged, Executive and the Company agree as follows:

AGREEMENT

1.             Severance Benefits.

                (a)           In exchange for the promises and commitments made by Executive in this Release Agreement, and only upon the expiration of the Revocation Period set forth below, the Company will pay to Executive the gross amount of $225,000, less applicable taxes and other mandated payroll deductions, as a “Cash Benefit.”  In addition, Executive may elect to continue to participate in Company’s standard medical benefits through COBRA for up to 14 months following the date of the commencement of Severance Benefits if:  (1) Executive provides written notice of such election to Company within the time prescribed in the “COBRA Notice”; and (2) Executive pays Company monthly an amount equal to Executive’s current contribution for such benefits (the “Medical Benefit”).  As used herein the term “Severance Benefits” means the Cash Benefit and the Medical Benefit (if the Medical Benefit is elected).

                (b)           Executive may choose to receive the Cash Benefit either (a) as a lump sum or (b) payable in accordance with the Company’s regular payroll practices, at the rate of Executive’s current base compensation, until such Cash Benefit has been paid in full.  In the event Executive elects to receive the Cash

Benefit in accordance with clause (b) above, Executive may at any time upon written notice to the Company elect to receive any unpaid Cash Benefit as a lump sum payable by the later of 10 business days after he provides such written notice or expiration of the Revocation Period.

2.             Release of all Claims. In consideration of the Severance Benefits, Executive agrees to release the Company and any parent, subsidiary, affiliated, and related entities, including their past, present, or future managers, directors, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, and assigns, and each of them (collectively, “Released Parties”) from all known and unknown claims, liabilities, and obligations of every kind (including, without limitation, attorneys’ fees and costs) that Executive has ever had or now may have against the Company arising out of or relating to facts, events, occurrences, or omissions up to and including the date Executive signs this Release Agreement.

3.             Claims Released.  The claims that Executive is releasing include, but are not limited to all: (a) claims arising out of his employment with the Company and his separation from the Company; (b) claims arising under the Company’s policies, plans, or practices, including without limitation, promotion, compensation, bonuses, stock options, severance pay or benefits; (c) claims for breach of express or implied contract or covenant of good faith and fair dealing; (d) all claims for violation of public policy; (e) claims for constructive discharge; (f) claims for wrongful discharge; (g) claims for retaliation; (h) claims for violation of state or federal common law or statutory law, including without limitation, all claims arising under the California Fair Employment and Housing Act,  the California Labor Code § 132a, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act,  the Sarbanes-Oxley Act of 2002, or other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation from employment; (i) claims for harassment; (j) claims for emotional distress, mental anguish, humiliation, personal injury; and (k) claims that may be asserted on Executive’s behalf by others, as well as any and all claims that were asserted or that could have been asserted by Executive.  Excluded from this Release are claims that cannot be waived or released by law.

4.             Representation of No Action Filed and Agreement Not to Sue.  As a condition of receiving the Severance Benefits, Executive agrees not to sue any of the Released Parties regarding any claim that has been released in this Agreement.  Executive represents and warrants that he has not initiated, and will not initiate any claim, charge, lawsuit, or other action against any of the Released

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Parties (and that he has not transferred or assigned that right to any other person or entity).

5.             No Further Recovery.  Executive understands and agrees that the Company and the Released Parties shall neither make nor cause to be made any additional relief to Executive, his beneficiaries or dependents, or otherwise on his behalf, except as specifically referenced in this Release Agreement.  Should any third party, including any state or federal agency, bring any action or claim against the Company on Executive’s behalf, either collectively or individually, Executive acknowledges and agrees that this Release Agreement provides him with full relief and he will not accept any other relief.  In addition, except to the extent such agreement is prohibited by applicable law, Executive agrees that if he attempts to avoid or set aside the terms of this Release Agreement, he will first return any and all benefits received pursuant to this Release Agreement, including but not limited to the Severance Benefits and that he shall be liable for reimbursing the Company for the reasonable costs and attorneys’ fees in defending against such action.

6.             Executive’s Participation in Litigation   Except to the extent prohibited by applicable law, Executive agrees that: (a) he will not persuade, support, or convince others to raise claims against the Company or any Released Party; (b) he will not participate in any litigation involving the Company or any of the Released Parties except at the request of the Company or unless he is compelled by subpoena or court order to participate in a legal proceeding; and (c) If he should be compelled to participate, he will notify the Company immediately by contacting the Human Resources Director and will cooperate by making himself reasonably available to discuss the subject of any testimony with the Company and its counsel.  Executive further agrees to make himself available upon reasonable notice by the Company to assist with any litigation matters involving the Company

7.             No Further Obligations of the Company.  Executive acknowledges that the Severance Payment and other consideration is provided to him in full and complete satisfaction and discharge of any and all obligations that the Company and/or any Released Party has or may have to him and that that he has been paid all the wages, bonuses and benefits that are due to him.  Notwithsatanding the foregoing, Executive shall continue to enjoy rights to indemnifiaction as set forth in Article VIII of the Company’s Amended and Restated Bylaws.

8.             No Employment.  Executive acknowledges that his employment with the Company has terminated and he further acknowledges and agrees that he is releasing any right he may have to reinstatement of his employment.

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Executive hereby represents and warrants that he will not seek, and waives any right or claim to, employment now or in the future by the Company or any of the Released Parties.

9.             Waiver of Section 1542.  Executive acknowledges and expressly waives any and all rights under California Civil Code Section 1542 which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

Executive waives and releases any rights that he may have under Section 1542 to the full extent that all such rights may lawfully be waived.  He understands and acknowledges that the significance and consequence of this waiver of Section 1542 is that (a) even if he should eventually suffer additional damage, loss or injury arising out of the facts and circumstances of his employment or the termination of that employment, he will not be able to make any claim for those damages, losses or injuries; and (b) He will not be able to make any claim for any damage, loss or injury which may exist as of the date of this Release Agreement, but which he may not know or realize to exist and which if known, would materially affect his decision to execute this Release Agreement, regardless of whether that lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

10.           Adequate Opportunity to Consider and Revocation.  Executive acknowledges that he has had the opportunity to consider this Release Agreement for a full twenty-one (21) days before executing it, whether or not he has taken that amount of time.  Executive also understand that he has a full seven (7) days following the execution of this Release Agreement to revoke it (“Revocation Period”).  Executive understands that this Release Agreement shall not become effective or enforceable until the Revocation Period has expired.  For any revocation to be effective it must be delivered by hand or overnight courier before 5:00 p.m. on the seventh day to Human Resources Director Shelley Farnham. The Severance Benefits described above will be paid only following the expiration of the revocation period and only if Executive does not revoke this Release Agreement.

11.           Confidentiality and Non-Disparagement.  Executive agrees to keep the facts and terms of this Release Agreement in strict confidence, unless and only to the extent that he has been authorized in writing by the Company to make such disclosure or unless compelled by law or Court Order.  It shall not be a

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violation of this Release Agreement for Executive to disclose this Release Agreement or its terms to his lawyer, spouse, accountants, or income tax preparers.  To the extent Executive does disclose any of the terms of this Release Agreement in accordance with this paragraph, he agrees to require, and warrants that any person receiving this information, including but not limited to his counsel shall maintain its confidentiality.  Executive also agrees that he will not publicly criticize, denigrate, or otherwise publicly speak adversely against the Company.  This Release Agreement may be used as evidence in any subsequent proceeding alleging a breach of this Release Agreement.

12.           No Admission.  Executive understands and agrees that the Company expressly denies any wrongdoing or liability to Executive, that this Release Agreement is the compromise of disputed claims; and that the settlement referred to herein was made by the Company only to avoid the expense, inconvenience, and disruption that would result from investigation and litigation.

13.           Severability.  If any portion of this Release Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Release Agreement, which shall otherwise remain in full force.

14.           Applicable Law.  This Release Agreement shall be interpreted in accordance with California law.

15.           Multiple Counterparts.  This Release Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  Faxed copies shall be effective and binding.

16.           Arbitration.   Subject to the exceptions described in this Release Agreement, any controversy, dispute or claim arising out of or relating to this Release Agreement or any breach of it (each a “Claim”), shall be settled by binding arbitration in Los Angeles, California in accordance with the Employment Dispute Resolution Procedures of any recognized arbitration organization selected by the parties to resolve any Claim.  The Claims covered by this agreement include, without limitation, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), harassment (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance.  This provision shall not apply, however, to claims for workers’ compensation or

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unemployment insurance benefits or claims; nor shall it restrict the Executive’s right to submit claims to the Equal Employment Opportunity Commission or the Department of Fair Employment and Housing, as appropriate.

The parties may select an arbitrator mutually agreeable to each party from any of the recognized arbitration associations (including without limitation, AAA, JAMS, ADR).  If the parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the parties shall request from one of the organizations a list of five (5) names drawn from its panel of employment arbitrators and each party shall strike arbitrators pursuant to the strike procedures of that organization.

The demand for arbitration must be in writing and made within the applicable statue of limitations period.  The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents.  The arbitrator shall have the authority to resolve discovery disputes including, but not limited to, determining what constitutes reasonable discovery.  The arbitrator shall have all powers conferred by law, and shall prepare in writing and provide to the parties a decision and award that includes factual findings and the conclusions upon which such an award is based.

Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  If required by law, the fees for the arbitrator and the arbitration forum shall be paid by the Employer.  Each party shall bear its or his own attorneys’ fees and costs incurred in connection with the arbitration, except for any attorneys’ fees or costs which are awarded by the Arbitrator pursuant this Agreement or statute which provides for recovery of such fees and/or costs; however, the Executive shall not be required to bear any type of expense that the Executive would not be required to bear if he were bringing the action in court.  Notwithstanding any other agreement between the parties, any statutorily imposed remedies awarded to either the Executive or the Employer, pursuant to arbitration under this provision shall not be limited.

The Employer and the Executive understand and agree that by using arbitration to resolve any claims between the Executive and the Employer they are giving up any right that they may have to a judge or jury trial with regard to those claims.  Both parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this Arbitration Agreement.

The arbitration provision shall not apply to any action by Employer or Executive for workers’ compensation benefits, unemployment insurance or

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injunctive or other provisional relief (including for breaches or threatened breach of any of the confidentiality and non-disclosure agreements.)

17.           Representation by Counsel; Interpretation.  The Company and the Executive each acknowledge the opportunity to be represented by counsel in connection with this Release Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

18.           Representation by Counsel and Entire Agreement.  Executive acknowledges that this Release Agreement constitutes the entire agreement of the Parties and that in executing this Release Agreement, he does not rely and has not relied upon any representation or statement not set forth herein with regard to the subject matter, basis, or effect of this Release Agreement.  Executive represents that before executing this Release Agreement, he has had the opportunity to consult with competent legal counsel of his own choosing, has carefully read the Release Agreement, and has been fully and fairly advised as to its terms.  Executive further represents and warrants that he has been given adequate time to consider this Release Agreement before executing it and that he executes this Release Agreement as his own free act and deed.

WHEREFORE, Executive and the Company, by their signatures below acknowledge that there exist no other promises, representations, or agreements relating to this settlement, except as specifically set forth herein and that they voluntarily enter into this Release Agreement with the intent to be legally bound thereby.

“Executive”

DATE: , 200
RICHARD J. SHIELDS

SOUTHWEST WATER COMPANY

DATE: , 200
By:
Its:

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